Exhibit 10.2


                             STOCK OPTION AGREEMENT

         MASTEC, INC., a Delaware corporation,  (the "Company"), grants to HENRY
N. ADORNO ("Optionee") an option (the "Option") to purchase One Hundred Thousand (100,000) shares of Common Stock, $.10 par value, of the Company (the "Stock"). The exercise price under the Option shall be $21.0938 per share of Stock. The Option to purchase the Stock shall vest on each of December 29, 1998, 1999, 2000, 2001 and 2002 in accordance with the following schedule:

First Year            Second Year           Third Year            Fourth Year           Fifth Year
----------            -----------           ----------            -----------           ----------

  20,000                 20,000               20,000                20,000                20,000

         This option is not being  issued  under the  Company's  1994  Incentive
Stock Plan and shall not be treated as an  incentive  stock option as defined in
Section 422A(b) of the Internal Revenue Code of 1986, as amended.

         1. TERM OF OPTION. The term of this option shall end at the close of business on the earliest of the following dates:

         (a) Ten (10) years from the date of grant hereof; or

         (b) Upon termination of the Optionee's employment with the Company or its subsidiaries for any reason other than retirement, disability or death, or upon the Optionee's voluntary termination of employment with the Company; or

         (c) At the expiration of three months after termination of the Optionee's employment by reason of retirement or disability, provided that if the Optionee dies within such three month period sub-paragraph (d) shall apply; or

         (d) Upon the expiration of one year from the date of death of the Optionee.

         2. EXERCISE OF OPTION. This option may not be exercised (i) at a time when the exercise hereof or the issuance or transfer of shares hereunder would constitute a violation of any federal or state law or regulation or any listing requirements of any national securities exchange or other appropriate exchange on which the Company's securities may be listed; or (ii) until one year from the date of the grant thereof, as heretofore provided. Thereafter the Optionee may exercise this option in cumulative annual equal installments during the term of the option.

         The Optionee may, for the term of the option: (a) exercise the option to purchase those number of shares listed under "First Year" beginning on the first year after the date of the grant hereof; (b) exercise the option to purchase those number of shares listed under "Second Year"; beginning on the second year after the date of the grant hereof; (c) exercise the option to purchase those number of shares listed under "Third Year"; beginning on the third year after the date of the grant hereof; (d) exercise the option to purchase those number of shares under "Fourth Year"; beginning on the fourth year after the date of the grant hereof; and (e) exercise the option to purchase those number of shares under "Fifth Year"; beginning on the fifth year after the date of the grant hereof.

         This option may be exercised at any time and from time to time in full or in part during its term (up to the amount of Stock then exercisable) upon written notice given by the Optionee or, in the event of the Optionee's death, by the person designated in the Optionee's will, or in the absence of such designation, by his legal representatives to the Treasurer of the Company, which shall (i) specify the number of shares to be purchased and (ii) contain, if directed by the Company, a representation by the Optionee that such shares are being acquired for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof and which shall be accompanied by payment in cash of shares of stock having a fair market value equal to the option price for the number of shares with respect to which the option is then exercised.

         An Optionee shall not be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of an option unless and until a certificate or certificates representing such shares shall have been issued by the Company to or in the name of the Optionee. Certificates representing shares purchased by an Optionee shall be issued upon receipt by the Company of the full amount of the option price.

         3. ASSIGNMENT. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during his lifetime, only by him. In the event of death of the Optionee, the person designated in his will, or in the absence of such delegation, his legal representative may exercise each option held by the deceased Optionee subject to clause (d) of paragraph 1 and paragraph 2, above.

         4. RECAPITALIZATION. In the event of any increase or reduction in the amount of outstanding shares of Stock by reason of a stock split, stock dividend, combination of shares or recapitalization occurring after the effective date hereof the number and class of shares subject to this option and the option price shall be correspondingly adjusted by Compensation and Stock Option Committee of the Board of Directors ("Committee"). No adjustment shall be made by reason of the distribution of subscription rights on outstanding Stock.

         5. CORPORATE TRANSACTIONS. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, the Committee may, at its sole discretion, recommend that the Board of directors take any of the actions specified in the Plan.

         6. GOVERNING LAW. This option agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

         7. ADMINISTRATION. This option shall be exercised in accordance with such administration regulations as the Committee shall from time to time adopt.

         DATED: December 29, 1997.


                                    MASTEC, INC.


                                    By:______________________________
                                          Jorge Mas, Chairman of the Board,
                                          President and Chief Executive Officer



ACCEPTED:


----------------------------
Henry N. Adorno